UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 11, 2011

Commission file number 001-32511

IHS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13‑3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East
Englewood, CO 80112
(Address of principal executive offices)
(303) 790‑0600
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 11, 2011, IHS Inc. amended its credit agreement to increase the total facility from $1.0 billion to $1.276 billion. The increase consisted of a $225 million increase to the $700 million revolving credit facility and a $62 million increase to the $289 million term loan.

The amendment to the agreement also resulted in a decrease to applicable interest rates. The interest rates for borrowing under the credit agreement will now be the applicable LIBOR plus 1.00% to 1.75%, depending upon our Leverage Ratio, which is defined as the ratio of Consolidated Funded Indebtedness to rolling four-quarter Consolidated Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), as defined in the credit agreement. A commitment fee on any unused balance is payable periodically and will now range from 15 to 30 basis points based upon our Leverage Ratio. The credit agreement contains certain financial and other covenants, including a maximum Leverage Ratio and a maximum Interest Coverage Ratio, as defined in the credit agreement.

All borrowings under the credit agreement continue to be unsecured. The revolving credit facility and the term loan have a remaining term ending in January 2016.

A copy of the amendment is furnished as an exhibit to this report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 First Amendment to Credit Agreement, dated as of October 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: October 13, 2011	By:	/s/ Stephen Green
Stephen Green
General Counsel and Secretary